Deloitte.

Exhibit 16.1

Deloitte & Touche LLP
CityPlace I, 32nd Floor
185 Asylum Street
Hartford, CT 06103-3402
USA

Tel: +1 860 725 3000
Fax: +1 860 725 3500
www.deloitte.com

August 24, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Providence and Worcester Railroad Company's Form 8-K dated August 24, 2011, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph, and the second, third and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph or the fourth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP